EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-91578 of Peoples Community Bancorp, Inc. on Form S-8 and Registration Statement No. 333-111992 of Peoples Community Bancorp, Inc. on Form S-2 of our report dated October 30, 2003, incorporated by reference in this Annual Report on Form 10-K of Peoples Community Bancorp, Inc.  for the year ended September 30, 2004.

/s/ Grant Thornton LLP
Cincinnati, Ohio
December 28, 2004